EXHIBIT 10.3

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is made and entered into by and between Greg Kiraly and Pacific Gas And Electric Company  ("PG&E" or "Company") (collectively the "Parties") and sets forth the terms and conditions of  Mr. Kiraly's separation from employment with PG&E. The "Effective Date" of this Agreement is defined in paragraph 18a.
1.
Resignation.  Effective the close of business on March 4, 2016  Mr. Kiraly will resign from his position as Senior Vice President, Electric Transmission and Distribution.  Mr. Kiraly shall have until February 26, 2016 to accept this Agreement by submitting a signed copy to PG&E.  Regardless of whether Mr. Kiraly accepts this Agreement, on March 4, 2016 he will be paid all salary or wages and paid time off accrued, unpaid and owed to him as of that date, he will remain entitled to any other benefits to which he is otherwise entitled under the provisions of PG&E's plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.

The benefits set forth in paragraph 2 below are conditioned upon Mr. Kiraly's acceptance of this Agreement.
2.	Separation benefits. Even though Mr. Kiraly is not otherwise entitled to them, in consideration of his acceptance of this Agreement, PG&E will provide to Mr. Kiraly the following separation benefits:
a.
Severance payment.  Under the terms of the 2012 PG&E Corporation Officer Severance Policy, Mr. Kiraly's severance payment amount is $586,830 (Five Hundred Eighty- Six Thousand Eight Hundred Thirty Dollars.)  After the Effective Date of this Agreement as set forth in paragraph 18.a below and the execution of Exhibit A on March 4, 2016 PG&E will make the severance payment, less applicable withholdings and deductions, to Mr. Kiraly within seven business days.

b.	Bonus. Mr. Kiraly shall be entitled to receive a pro-rated bonus under PG&E's 2015 short-term incentive plan at the time such bonus, if any, would otherwise be paid.
c.
Stock.  Upon his final day as a PG&E employee (March 4, 2016), but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 18.a below, all unvested restricted stock grants and performance share grants provided to Mr. Kiraly under PG&E Corporation's 2006 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan shall continue to vest, terminate, or be cancelled in accordance with the plans applicable to those awards.

d.
Career transition services.  For a maximum period of one year following the Effective Date of this Agreement, PG&E will provide Mr. Kiraly with executive career transition services from Lee Hecht Harrison, with total payments to the firm not to exceed $12,000 (Twelve Thousand Dollars.).  Lee Hecht Harrison shall bill PG&E directly for their services to Mr. Kiraly.  Mr. Kiraly's entitlement to services under this Agreement will terminate when he becomes employed, either by another employer or through self-employment other than consulting with PG&E.

e.
Payment of COBRA premium.  In addition to the severance payment described in paragraph 2.a, PG&E will pay Mr. Kiraly the amount of $42,451. (Forty Two Thousand Four Hundred Fifty- One Dollars), which is an estimated value of his monthly COBRA premiums for the eighteen-month period commencing the first full month after March 4, 2016.

3.
Defense and indemnification in third-party claims.  PG&E and/or its affiliate or subsidiary will provide Mr. Kiraly with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of PG&E and/or its affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E Corporation dated December 18 1996, any subsequent PG&E policy or plan providing greater protection to Mr. Kiraly, or as otherwise required by law.

4.
Cooperation with legal proceedings.  Mr. Kiraly will, upon reasonable notice, furnish information and proper assistance to PG&E and/or its affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that PG&E and/or its affiliate or subsidiary will pay all reasonable expenses incurred by Mr. Kiraly in complying with this paragraph.

5.	Release of claims and covenant not to sue.
a.
In consideration of the separation benefits and other benefits PG&E is providing under this Agreement, Mr. Kiraly, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against PG&E or its, predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to Mr. Kiraly's employment with PG&E, or any of its affiliates and subsidiaries, and the termination of that employment.  These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys' fees.

b.
Mr. Kiraly acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist.  Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Kiraly specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
c.
With respect to the claims released in the preceding paragraphs, Mr. Kiraly will not initiate or maintain any legal or administrative action or proceeding of any kind against PG&E or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

d.
Mr. Kiraly agrees to reconfirm the release and covenants set forth herein by executing and returning the attached Exhibit A within 5 days after March 4, 2016.  The Company shall be under no obligation to pay any obligation to Mr. Kiraly accruing after March 4, 2016 absent his signature and return of Exhibit A to the Company, unless otherwise required by law.  In the event Mr. Kiraly should die or become legally incapacitated prior to executing and returning the attached Exhibit A, a release similar to that set forth in Exhibit A executed by his estate or legal representative will be sufficient to obligate the Company to pay all remaining obligations or benefits.

6.
Re-employment.  Mr. Kiraly will not seek any future re-employment with PG&E, or any of its subsidiaries or affiliates.  This paragraph will not, however, preclude Mr. Kiraly from accepting an offer of future employment from PG&E or any of its subsidiaries or affiliates.

7.	Non-disclosure.
a.
Mr. Kiraly will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of PG&E's Chief Legal Officer, or as reasonably necessary to enforce the terms of this Agreement, unless otherwise required or permitted by law.  Notwithstanding the preceding sentence, Mr. Kiraly may disclose the terms and conditions of this Agreement to his family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

b.
Mr. Kiraly will not use, disclose, publicize, or circulate any confidential or proprietary information concerning PG&E or its subsidiaries or affiliates, which has come to his attention during his employment with PG&E, unless doing so is expressly authorized in writing by PG&E's Chief Legal Officer, or is otherwise required or permitted by law.  Before making any legally-required or permitted disclosure, Mr. Kiraly will give PG&E notice at least ten (10) business days in advance.

8.
Non-Disparagement.  Mr. Kiraly agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of  PG&E, or any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Nothing in this paragraph 8 shall preclude Mr. Kiraly from fulfilling any legal duty he may have, including responding to any subpoena or official inquiry from any court or government agency.

9.	No unfair competition.
a.	For a period of 18 months after the Effective Date, Mr. Kiraly will not engage in any unfair competition against PG&E or any of its subsidiaries or affiliates.
b.
For a period of 18 months after the Effective Date, Mr. Kiraly will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of PG&E or its affiliates or subsidiaries;
(2)
any prospective customer of PG&E or its affiliates or subsidiaries about whom Mr. Kiraly acquired information as a result of any solicitation efforts by PG&E or its affiliates or subsidiaries, or by the prospective customer, during Mr. Kiraly's employment with PG&E;

(3)	any existing vendor of PG&E or its affiliates or subsidiaries;
(4)
any prospective vendor of PG&E or its affiliates or subsidiaries, about whom Mr. Kiraly acquired information as a result of any solicitation efforts by PG&E or its affiliates or subsidiaries, or by the prospective vendor, during Mr. Kiraly's employment with PG&E;

(5)
any existing employee, agent or consultant of PG&E or its affiliates or subsidiaries, to terminate or otherwise alter the person's or entity's employment, agency or consultant relationship with PG&E or its affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of PG&E or its affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with PG&E or its affiliates or subsidiaries.

10.
Material breach by Employee.  In the event that Mr. Kiraly breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8, and/or 9, and fails to cure such breach upon reasonable notice, PG&E will be entitled to recover any actual damages and to recalculate any future pension benefit entitlement without the additional age he received or would have received under this Agreement.  Despite any breach by Mr. Kiraly, his other duties and obligations under the Agreement, including his waivers and releases, will remain in full force and effect. In the event of a breach or threatened breach by Mr. Kiraly of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, PG&E will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, PG&E will also be entitled to specific performance by Mr. Kiraly of his obligations under paragraphs 4, 5, 6, 7, 8, and/or 9.

11.
Material breach by PG&E.  Mr. Kiraly will be entitled to recover actual damages in the event of any material breach of this Agreement by PG&E, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement.  In the event of a breach or threatened breach by PG&E of any of its material obligations to him under this Agreement, Mr. Kiraly will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of PG&E's obligations and any other applicable equitable or injunctive relief.

12.	No admission of liability. This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.
13.
Complete agreement.  This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of  this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Kiraly with any different severance arrangements).  The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement.  Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

14.	Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect.
15.
Arbitration.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Kiraly's employment with PG&E, the separation of Mr. Kiraly from that employment and from his position as an officer and/or director of PG&E or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a three-member arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to those legal rights and remedies provided by law.  The only claims not covered by this paragraph are any non-waivable claims for benefits under workers' compensation or unemployment insurance laws, which will be resolved under those laws.  Any arbitration pursuant to this paragraph will take place in San Francisco, California.  The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance.  The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys' fees, except as prohibited or limited by law.  The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph.  Judgment may be entered on the arbitrators' award in any court of competent jurisdiction.  Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of PG&E's principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

16.
Governing law.  This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

17.
No waiver.  The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party's right to exercise or enforce such provisions.  No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

18.	Acceptance of Agreement.
a.
Mr. Kiraly was provided more than 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it.  The provisions of the Agreement are, however, not subject to negotiation.  After signing the Agreement, Mr. Kiraly will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement.  To revoke, Mr. Kiraly will submit a signed statement to that effect to PG&E's Chief Legal Officer before the close of business on the seventh day.  If Mr. Kiraly does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.

b.
Mr. Kiraly acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

PACIFIC GAS AND ELECTRIC COMPANY
Dated:	2/18/16	By: JOHN R. SIMON
Title: EVP

GREG KIRALY
Dated:	2/12/16	GREG KIRALY

EXHIBIT A

EMPLOYMENT TERMINATION CERTIFICATE

I entered into a SEPARATION AGREEMENT ("Separation Agreement") with Pacific Gas And Electric Company ("PG&E") dated February 12, 2016. I hereby acknowledge that:

(1) A blank copy of this Employment Termination Certificate was attached as Exhibit A to the Separation Agreement when PG&E gave it to me for review.  I have been given sufficient and reasonable time to consider signing this Certificate.  I have been advised of my right to discuss the Separation Agreement and this Certificate with an attorney before executing either document.

(2) The benefits payable under paragraph 2(a)-(e) of the Separation Agreement are only payable to me if I sign this Certificate after the Date of Resignation as defined in the Separation Agreement as March 4, 2016.

(3) I executed the Separation Agreement prior to my last day of employment. In exchange for the remaining benefits provided for in paragraph 2(a)-(e) of the Separation Agreement, I hereby agree that this Certificate will be a part of my Separation Agreement such that the release of claims and the covenants that I provided under paragraph 5 of the Separation Agreement will, by my signature below, extend to and cover any other claims that arose after the Effective Date, up to and including the Date of Resignation and the date this Certificate is signed, provided, however, by signing the Employment Termination Certificate I am not releasing any claim I have to receive any and all benefits otherwise due to me under the terms of the Separation Agreement, or otherwise required by law.

(4) Nothing in this Certificate alters, diminishes, or mitigates the scope and breadth of the releases and covenants that I previously provided to PG&E under the Separation Agreement, which shall remain in full force and effect regardless of whether I sign this Certificate.

(5) By signing below, I hereby extend the release of claims and the covenants that I provided to PG&E and other released parties under the Separation Agreement to cover any other claims (as more fully described in paragraph 5 of the Separation Agreement) that arose or may have arisen at any time after the Effective Date, up to and including the Date of Resignation and the date this Certificate is signed.  I knowingly and voluntarily waive any and all rights or benefits which I may have had, may now have or in the future may have under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
I understand that section 1542 gives me the right not to release existing claims of which I am not now aware, but I expressly and voluntarily choose to waive my rights under California Civil Code Section 1542, as well as under any other federal or state statute or common law principles of similar effect.

I UNDERSTAND THAT I HAVE A RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING AND TO HAVE THE TERMS OF THIS CERTIFICATE FULLY EXPLAINED TO ME PRIOR TO SIGNING, AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED IN THE SEPARATION AGREEMENT BY SIGNING THIS CERTIFICATE. I AM SIGNING THIS CERTIFICATE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE SEPARATION AGREEMENT.

GREG KIRALY
_____________________________
Greg Kiraly

2/26/16
Date: _________________________